Exhibit 99.2

Table of Stock Option Grants under

September 2002 and September 2003 Option Pools

(October 2, 2004 – November 18, 2004)

In September 2002 and September 2003, the registrant’s board of directors adopted two stock option “pools.” These pools (referred to as the “Prior Plans”) were not approved by the registrant’s security holders. The Prior Plans provide for the issuance of non-statutory stock options to the registrant’s employees, directors and consultants, with an exercise price equal to the fair market value of the common stock on the date of grant. All options granted under the Prior Plans vest quarterly over three years.

The registrant’s board of directors delegated authority to grant options under the Prior Plans to a special stock option committee consisting of one director, Mike H.P. Kwon. Mr. Kwon did not have authority to grant options to himself.

The table set forth below lists the option grants under the Prior Plans between October 2, 2004 and November 18, 2004. The exercise prices of all such option grants were equivalent to or greater than the fair market value of the Company’s common stock on the date of such grants.

September 2002 Option Pool

Name of Grantee	Date of Grant	# of Options Granted	Exercise Price
+	10/25/04	2,000	$4.35
+	11/8/04	2,000	$4.07

+	Not a director or executive officer.

September 2003 Option Pool

Name of Grantee	Date of Grant	# of Options Granted	Exercise Price
+	11/11/04	13,000	$4.10
+	11/15/04	4,000	$4.35
+	11/15/04	11,000	$4.35
+	11/18/04	10,000	$4.00

+	Not a director or executive officer.